                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE

--------------------------------------------------------------------------------
Contact:    William R. Council, III
            Chief Executive Officer

        ADVOCAT REVISES ESTIMATED IMPACT OF PROPOSED RUG REFINEMENT RULE

FRANKLIN, Tenn. - (June 7, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today revised its estimate of the impact on revenues of the proposed Resource Utilization Group (RUG) refinement. The Centers for Medicare and Medicaid (CMS) recently published a Notice of Proposed Rule Making for the implementation of the long-scheduled RUG refinement. According to the CMS press release, the Proposed Rule includes the introduction of nine new payment categories, increases in the case mix index for all of the RUG's and the elimination of the "add-on" payments that have increased the reimbursement for the last several years. The increase in payments associated with the RUG refinements, together with an annual inflation increase of approximately three percent, will (according to CMS) "result in virtually no change in overall SNF Medicare payments in FY 2006."

The Company had previously reported that the possible impact from the RUG revisions and add-on elimination could reduce revenue and cash flow before taxes by approximately $3.6 million per year. While the Company cannot at this time fully quantify the reimbursement impact, in part because CMS has not yet published all the data needed to quantify the effect, management currently believes that the proposed rules, if implemented, would result in a reduction in reimbursement for the Company in 2006 as compared to 2005. The Company's estimate of this effect is currently between $1.3 million and $2.0 million. The rules are not yet final and may not be implemented or may be revised prior to their adoption. The Company is actively involved, along with many other nursing home providers, in the review of the proposed rules and will be participating in providing comments to CMS for their review prior to the final implementation.

Advocat also updated certain information regarding professional liability. The Company's professional liability expense was a negative $1.9 million in 2004, a net benefit resulting from downward revisions in previous estimates. The $1.9 million benefit included a provision for 2004 claims of $16.7 million, offset by a benefit of $18.6 million as a result of downward adjustments in the liability for claims incurred and accrued prior to 2004, as determined by quarterly actuarial valuations of the accruals for claims related to years 2003 and prior. The number of lawsuits filed against the Company was 19 in 2004 compared to 36 in 2003.

         Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc